Exhibit 10.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

IMMUDYNE PR LLC
(a Puerto Rico limited liability company)

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of IMMUDYNE PR LLC (the “Company”), a Puerto Rico limited liability company, dated as of July [●], 2018 (the “Effective Date”), is made by and among the persons set forth on Schedule A attached hereto (each individually referred to as a “Member” and, collectively, together with any additional members hereafter admitted to the Company in accordance with the provisions of this Agreement, as the “Members”).

RECITALS:

WHEREAS, the Company was organized on January 20, 2016 by filing on said date a Certificate of Formation with the Secretary of State of the Commonwealth of Puerto Rico;

WHEREAS, on April 1, 2016, the Members listed on Schedule A of the Original Agreement (the “Initial Members”) executed a certain Limited Liability Company Operating Agreement (the “Original Agreement”) to provide for the operation of the Company; and

WHEREAS, the Members desire to execute this Agreement in order to amend and restate in its entirety the Original Agreement, and to set forth all of the provisions for the governance of the affairs and the conduct of the business of the Company and the respective rights and obligations of each Member.

NOW, THEREFORE, in consideration of the covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
FORMATION, PURPOSE AND DEFINITIONS

1.1 Establishment of Limited Liability Company. The Members hereby agree to establish and organize a Puerto Rico limited liability company upon the terms set forth in this Agreement. The Members are hereby admitted to membership in the Company.

1.2 Name. Pursuant to the terms of this Agreement, the Members intend to carry on a business for profit under the name ImmuDyne PR LLC. The Company may conduct its activities under any other permissible name designated by the Members. The Members shall be responsible for complying with any registration requirements in the event an alternative name is used.

1.3 Offices and Registered Agent. The principal place of business of the Company shall be located at 53 Calle Palmeras, Suite 802, San Juan, PR 00901, or at such other location as the Members may determine. The Company may have any number of other offices at such locations as the Members may determine. The registered agent for the service of process and the registered office of the Company shall be the person and location set forth in the Company’s Certificate of Formation filed with the Office of the Secretary of Commonwealth of Puerto Rico. The Members may, from time to time, change such registered agent and registered office by appropriate filings as required by law.

1.4 Purpose. The Company’s purpose shall be to operate as an international trade hub based in Puerto Rico, where it will (i) coordinate the transfer, sale and resale of proprietary immune support products (the “Products”); (ii) provide call-center services for advertising, client support and marketing in connection with the Products; (iii) provide centralized management services involving logistics, accounting, and other managerial services for the Company’s international operations; and (iv) engage in any other lawful business for which limited liability companies may be organized under the Act. The Company shall have the authority to do all things necessary or advisable in order to accomplish such purposes.

1.5 Duration. Unless the Company shall be earlier terminated in accordance with Article 6, the Company shall continue in existence in perpetuity.

1.6 Other Activities of Members. The Members may engage in or possess an interest in other business ventures of any nature, but Taggart International Trust and American Nutra Tech LLC and their respective principals, may not engage directly or indirectly in activities in direct competition with the activities of the Company.

1.7 Federal Income Tax Status. The Company is intended to qualify to be treated for US federal income tax purposes as a corporation.

Article 2
CAPITAL MATTERS

2.1 Members. The names and addresses of the Members are contained in Schedule A attached to this Agreement.

2.2 Membership Units. The Company is hereby authorized to and does issue units (“Membership Units”) in exchange for each Member’s Capital Contribution, in the amount set forth on Schedule B. The Units shall be divided into three classes: (i) Class A Common Units, (ii) Class B Common Units, and (iii) Class C Common Units.

2.3 Capital Contributions. The initial capital account balances of the Members are set forth on Schedule A and reflect the cash or property contributed by each Member as shown thereon. No interest shall accrue on any capital contributions, and no Member shall have the right to withdraw or to be repaid, any capital contributed by such Member, except as and to the extent specifically provided in this Agreement.

2.4 Additional Capital Contributions. If the Members unanimously determine that the Company requires additional capital contributions from the Members, then written notice thereof shall promptly be given to all Members. Upon the date specified in such notice, which date shall not be less than fifteen (15) days after the date such notice is delivered, the Members shall deliver to the Company in cash their pro rata share, based on their respective Membership Units, of the total amount of additional capital required by the Company.

2.5 Authorization of Preferred Equity Interests.

(a) In consideration of services rendered to or for the benefit of the Company, the Members may, from time to time, issue units of preferred, non-voting, equity interests in the Company (“Preferred Equity Units”). The recipient of any Preferred Equity Unit (a “Preferred Equity Member”) shall execute the Preferred Equity Rider in the form of Schedule C. A Preferred Equity Unit shall entitle the corresponding Preferred Equity Member to the Preferred Equity Interest. Preferred Equity Members shall not be considered “Members” of the Company and shall have no right or power to vote on, consent to, or approve any matters relating to the Company. Preferred Equity Members shall have no right to access, inspect and use any information or records of the Company. Preferred Equity Members shall have only those rights, duties and powers, if any, set forth in the Preferred Equity Rider. Except as otherwise provided in this Agreement, the rights, limitations, and restrictions on transfers and encumbrance of Preferred Equity Interests will only be determined under the Preferred Equity Rider. The Company shall only have those buy-back, call back, and similar rights regarding Preferred Equity Interests as may be set forth in the Preferred Equity Rider.

(b) The Preferred Equity Members are the persons listed on Schedule C as executing the Preferred Equity Rider as of the date set forth therein. Contemporaneously with the execution of the Preferred Equity Rider, the Company has issued to the Preferred Equity Member the number of Preferred Equity Units set forth in Schedule C.

i. The term “Preferred Equity Interest” means the right of a Preferred Equity Member to receive distributions of Qualifying Cash, as defined in Article 3.1 of this Agreement, pursuant to this Agreement and the terms and conditions set forth in the Preferred Equity Rider, but not including any right to participate in the management or affairs of the Company, such as the right to vote, inspect and use Company information and records, or otherwise participate in any decision of the Members.

ii. The term “Preferred Equity Distribution” shall have the meaning given to such term in the Preferred Equity Rider.

iii. The term “Preferred Equity Rider” means the terms and conditions set forth in Schedule C attached hereto describing the Preferred Equity Interest and setting forth the rights and duties of a Preferred Equity Member.

2.6 Transferred Capital Accounts; Adjustments. Upon the transfer of all or any part of a Membership Interest, the Capital Account of the transferor Member that is attributable to the transferred interest shall carry over to the transferee Member.

2.7 Return of Capital. Each Member is entitled to the return of such Member’s contribution only by way of distributions made pursuant to Article 3 or Article 6. No Member shall have the right to receive any property other than cash in return for such Member’s capital contribution or to bring an action of partition against the Company or its property.

2.8 Loans. If a Member makes any loan to the Company, or advances money on its behalf, the amount of any such loan or advance shall not be deemed an increase in, or contribution to, the capital of the Company. Interest shall accrue on any such loan or advance at an annual rate agreed to by the Member making such loan to the Company and the other Members (but not in excess of the maximum rate allowable under applicable usury laws).

2.9 Additional Members. The Members shall have the right to admit new Members to the Company upon the approval of all the Members and the contribution of cash or other assets, including in connection with a merger transaction and upon the execution of such agreements as the Members may deem advisable; provided that (i) the Members conclude that such additional Member may be legally admitted without violating applicable federal and state securities laws and (ii) such transfer will not cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. Any Person (as hereinafter defined) so admitted as a Member shall have all of the rights, privileges and obligations of a Member as if an original signatory to this Agreement. The term “Person” means an individual, corporation, partnership, limited liability company, trust, estate, joint stock company or other entity of whatever nature.

2.10 Limitation of Liability of Members. No Member shall have any liability or obligation for any debts, liabilities or obligations of the Company, or of any agent or employee of the Company, beyond the Member’s capital contribution, except as may be expressly required by this Agreement or applicable law.

Article 3
DISTRIBUTIONS AND ALLOCATIONS

3.1 Distributions.

(a) From time to time (but at least once each calendar quarter) the Members shall cause the Company to distribute cash from Qualifying Cash, as defined below, in the following manner:

first, to the Preferred Equity Members to pay the Preferred Equity Distribution; and

second, the remaining Qualifying Cash shall be distributed to each class of Membership Units (excluding Preferred Equity Units) in proportion to the equity percentage that such class represents of the total Membership Units of the Company as specified on Schedule B attached hereto, reduced by any actual distributions made during the year.

i. The term “Qualifying Cash” means, for each calendar year, cash available for distribution by the Company after payment of current expenses and liabilities of the Company (including any withholding obligations except as provided in Article 3.1(b)); provided however, that the term “Qualifying Cash” shall not include non-cash assets of the Company that is distributed, or is available for distribution, to the Members, unless the distribution of such non-cash assets is due to the liquidation or dissolution of the Company.

ii. To the extent any particular class of Membership Units does not receive its corresponding distribution during the year in question (the “Accumulated Undistributed Amount”), the Company shall segregate such class’ Accumulated Undistributed Amount into a separate account. The Accumulated Undistributed Amount shall be considered Qualifying Cash only with respect to the applicable class to which no distribution was made during the year.

iii. If upon the distribution referred to in Article 3.1(a), there is any Accumulated Undistributed Amount with respect to a particular class of Membership Units, the cash distributions shall first be made to cover the particular class of Membership Units’ Accumulated Undistributed Amount, with any excess Qualifying Cash being distributed pro-rata among the different classes of Membership Units.

(b) Any income or other taxes required to be paid to any taxing authority by the Company on account of any Member’s share of any Company property, income, or gain, or out of any Company distribution to any Member, shall be treated as having been distributed to that Member and offset against such Member’s right to current (and, if necessary, future) distributions from the Company.

Article 4
ADMINISTRATIVE MATTERS

4.1 Meeting of Members.

(a) Place of Meetings. All meetings of the Members shall be held at such place or places, within or outside the Commonwealth of Puerto Rico, as shall be determined by a majority of the vote from time to time or by means of the Internet or other electronic communications technology in a fashion pursuant to which the Members have the opportunity to read or hear the proceedings substantially concurrently with their occurrence and vote on matters submitted to the Members.

(b) Annual Meetings. At least once in each calendar year on a date determined by a majority of the vote, a meeting of the Members shall be held to transact such business as may properly be brought before the meeting.

(c) Special Meetings. Special meetings of the Members may be called at any time by a majority of the vote. At any time, upon written request of any person who has called a special meeting, it shall be the duty of the Secretary of the Company to fix the time of the meeting which shall be held not more than fifteen (15) days after the request for a special meeting. If the Secretary shall neglect or refuse to fix the date and give notice, the Member making the request may do so.

(d) Notice of Meetings. Written notice of every meeting of Members, stating the time and geographic location thereof, if any, shall be given (by, or at the direction of, the party authorized to call the meeting) to each Member of record entitled to vote at the meeting at the address appearing on the records of the Company or supplied by the Member to the Company for the purpose of notice, at least five (5) days prior to the day named for the meeting, unless a greater period of notice is required by statute in a particular case. In the case of a special meeting of Members, the notice shall also set forth the purpose of the meeting. When a meeting is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at any adjourned meeting, other than by announcement at the meeting at which such adjournment is taken.

(e) Quorum. The Members present, in person, by proxy or by means of electronic technology, including, without limitation, the Internet, at a Members’ meeting duly called, who are entitled to cast a majority of the vote that all Members are entitled to cast on a particular matter at any such meeting, shall constitute a quorum for the transaction of business except as otherwise provided by law or by resolution of the Members prior to such meeting. If however, such quorum shall not be present, those present thereat may adjourn the meeting to such time and place as they may determine.

(f) Actions by Members. Except as otherwise expressly provided in this Agreement, the Members shall act by a majority of the vote, as such term is defined in Article 4.1(g), of the holders of the Membership Units.

(g) Voting. The classes of Membership Units shall be entitled to a vote, in person or by proxy, in accordance with the voting percentages set forth on Schedule B attached hereto.

The term “majority” or “majority of the vote” shall mean more than fifty percent (50%).

(h) Proxy Voting. At each meeting of the Members every Member having the right to vote shall be entitled to vote in person or by proxy appointed by an instrument in writing subscribed by such Member and delivered to the Secretary at the meeting. No unrevoked proxy shall be valid after eleven (11) months from the date of its execution, unless a longer time is expressly provided therein.

(i) Voting List. The officer or agent of the Company having charge of the transfer books shall make, at least five (5) days before each meeting of Members, a complete list of the Members entitled to vote at the meeting, arranged in alphabetical order, with the address of and the Membership Units held by each, which list shall be kept on file at the place of business of the Company, and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting, and shall be subject to the inspection of any Member during the whole time of the meeting.

(j) Informal Action by Unanimous Consent. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if a consent or consents, setting forth the action so taken, shall be given by a majority of the vote of the Members who would be entitled to vote at a meeting for such purpose and shall be filed with the Secretary of the Company.

(k) Participation in Meetings via Telephone or other Electronic Means. Members may participate in any meeting of the Members by conference telephone, similar communications equipment or other electronic means, including without limitation, the internet. Members so participating will be deemed present at the meeting.

4.2 Management. The business and affairs of the Company shall be managed by the Members.

4.3 Appointment of Officers and Agents.

(a) The officers of the Company (the “Officers”) shall be designated by a majority vote of the Members and shall include at least a president (the “President”), a Chief Executive officer (the “Chief Executive Officer”), a Chief Operating Officer (the “COO”) and the Secretary (the “Secretary”). The respective duties of President, Chief Executive Officer and Secretary are as described in Schedule D. Any Officer may delegate to one or more persons any administrative duties, under and subject to such Officer’s supervision and direction. The following initial officers are hereby appointed and shall serve until their successors have been duly appointed:

Stefan Galluppi Chief Executive Office, President and Secretary	Justin Schreiber

Mark McLaughlin Chief Operating Officer and Treasurer	Stefan Galluppi

(b) The Members may designate such other Officers and agents as they shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Members. The salaries and/or reimbursements of expenses, if any, of all Officers and agents of the Company shall be fixed by a majority of the vote of the Members. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of the Members holding a majority of the vote of the Membership Units. Any vacancy occurring in any office of the Company shall be filled by the Members.

4.4 Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Members not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company. No officer shall bind the company for any expenditure and/or commitment valued in excess of $10,000 without express written authorization by Members holding a majority of the vote of the Membership Units.

4.5 Duties of Members and Officers. Each Member and Officer of the Company, shall be required to devote such amount of time to the Company as is necessary to satisfy the obligations of such Member or Officer to the Company. With the exception of compensation from ImmuDyne, Inc., Officers shall not receive compensation or remuneration from any suppliers, contractors, vendors or customers of the Company, except with the express written consent of Members holding a majority of the vote of the Membership Units.

4.6 Indemnification. Except as expressly prohibited by law, the Company shall indemnify, defend and hold harmless each Member and its beneficiaries and each Officer (each an “Indemnified Party”) from and against any and all debts, losses, claims, damages, costs, demands, fines, judgments, contracts (implied and expressed, written and unwritten), penalties, obligations, payments, and liabilities of every type and nature (whether known or unknown, fixed or contingent), including, without limitation, those arising out of any lawsuit, action or proceeding brought by or on behalf of a third party (each a “Claim”), together with any reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, out-of-pocket expenses and other reasonable costs and expenses incurred in investigating, preparing or defending any pending or threatened lawsuit, action or proceeding) incurred in connection with the foregoing suffered or sustained by such Indemnified Party by reason of any act, omission or alleged act or omission by such Indemnified Party arising out of such Indemnified Party’s activities taken primarily on behalf of the Company, or at the request or with the approval of the Company, or primarily in furtherance of the interests of the Company. Notwithstanding the foregoing, indemnification shall not be available under this Article 4.6 where (a) the acts, omissions or alleged acts or omissions upon which an actual or threatened action, proceeding or claim is based constituted willful misconduct or recklessness on the part of the person seeking indemnification, (b) the Indemnified Party fails to promptly notify the Members and the Officers of the Company (collectively referred to as the “Representatives”) of any Claim, or threat thereof, promptly after receiving notice thereof and within a reasonable time before a response to such Claim is required to be filed, or (c) if requested by one of the Representatives, the Indemnified Party fails to permit the Company to take over the defense of such Claim with counsel of its choosing or to fully cooperate to the fullest extent possible with the Company and its designated counsel in the defense of such claim.

4.7 Limitation of Liability. Except as expressly prohibited by law, each Member and its beneficiaries and each Officer (each a “Released Party”) shall not be liable, responsible or accountable in damages or otherwise to the Company or to any other Member for any act performed by the Released Party within the scope of the authority conferred on it (or them) by this Agreement or for its (or their) failure or refusal to perform any acts, so long as the Released Party acted without willful misconduct or recklessness.

Article 5
TRANSFER OF MEMBERSHIP UNITS

5.1 Transfer of Interests.

(a) General Restriction on Transfers. Except as otherwise expressly provided in this Agreement, no Member may Transfer (as hereinafter defined), whether voluntarily or involuntarily, any portion of such Member’s Membership Units without the prior written consent of all of the other Members. For purposes of this Agreement, a “Transfer” includes, but is not limited to, any voluntary or involuntary sale, assignment, gift, exchange, hypothecation, collateral assignment, pledge, transfer or subjection to any security interest.

(b) Permitted Transfer by Members. Notwithstanding Section 5.1(a) above, a Member may Transfer such Member’s Membership Interest, during lifetime or at death, in whole or in part, to and only to a Family Member (as hereinafter defined) (each, a “Permitted Transferee”). For purposes of this Agreement, “Family Member” means (i) any descendant, step-descendant and spouse of a Member, (ii) any trust for the benefit of one or more of the individuals referred to in clause (i), above, (iii) any custodianship under any Uniform Gifts or Transfers to Minors Act for an individual referred to in clause (i) above, (iv) the personal representative of a deceased individual referred to in clause (i), and (v) upon the approval of the holders of a majority of the vote of the Membership Units, a corporation, a limited liability partnership or a limited liability company all of the shares or interests of which are owned by one or more of the individuals or organizations referred to in clauses (i) through (iii), above. Any person who is adopted, regardless of the person's age at the time of the adoption, shall be deemed a natural child of his or her adopting parent or parents.

(c) Other Restrictions on Transfers. No Transfer of a Member’s Membership Units shall be made pursuant to Section 5.1(b) if, in the opinion of counsel to the Company, such assignment (i) may not be effected without registration under the Securities Act of 1933, as amended; (the “Securities Act”), (ii) does not satisfy an exemption under the Securities Act or (iii) would result in the violation of any applicable Federal or state securities laws. The Company shall not be required to recognize any Transfer of a Member’s Membership Units until the instrument conveying such interest has been delivered to the Company for recordation on the books of the Company. Unless a transferee becomes a substituted Member in accordance with Section 5.2, he, she or it shall not be entitled to any of the rights granted to a Member hereunder, other than the economic benefits, including but not limited to the right to receive all or part of the share of the cash distributions or returns of capital to which his, her or its transferor would otherwise be entitled.

5.2 Substituted Members and Assignment of Membership Interest. A Permitted Transferee or other assignee, as consented to by the Members in accordance with Section 5.1(a), of a Membership Unit shall become a Member in the place of the transferor (or in addition to the transferor, as the case may be) if and only if the transferee accepts and adopts in writing all of the terms and provisions of this Agreement, as the same may have been amended. In such event, the distribution ratio set forth in Sections 3.3 and 6.2(c) shall be amended accordingly.

5.3 Obligation of Transferring Member. Except as otherwise agreed to by all of the Members, no transfer by a Member of such Member’s Membership Units shall, to any extent, relieve the transferring Member of any of such Member’s obligations to the Company or liability, if any, as a Member.

Article 6
DISSOLUTION AND LIQUIDATION

6.1 Events Triggering Dissolution. The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

(a) majority of the vote; and

(b) entry of a decree of judicial dissolution pursuant to the Act.

The Company shall not be dissolved for any other reason, including without limitation, a Member’s becoming bankrupt or executing an assignment for the benefit of creditors and any such bankruptcy or assignment shall not effect a transfer of any portion of a Member’s Membership Units in the Company.

6.2 Liquidation. Upon a Liquidating Event of the Company in accordance with Section 6.1, the Company shall be wound up and liquidated by the Members or by a liquidating manager selected by the Members. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

(a) to creditors, including any Member who is a creditor, in the order of priority as established by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Members as provided by the Act; and then

(b) to the setting-up of any reserves in such amount and for such period as shall be necessary to make reasonable provisions for payment of all contingent, conditional or unmatured claims and obligations known to the Company and all claims and obligations known to the Company but for which the identity of the claimant is unknown; and then

(c) to the Members, which liquidating distribution shall be made to each class of Membership Units, in proportion to the equity percentage that such class represents of the total Membership Units of the Company, as specified on Schedule B attached hereto, in cash or in kind, or partly in cash and partly in kind, as the Members may vote.

6.3 Certificate of Dissolution. Upon the dissolution of the Company and the completion of the liquidation and winding-up of the Company’s affairs and business, the Members shall, on behalf of the Company, prepare and file a Certificate of Dissolution with the Office of the Secretary of the State of the State of Delaware, as required by the Act. When such certificate is filed, the Company’s existence shall cease.

Article 7
ACCOUNTING AND FISCAL MATTERS

7.1 Fiscal Year. The fiscal year of the Company shall be the calendar year.

7.2 Method of Accounting. The President shall select a method of accounting for the Company as deemed necessary or advisable and shall keep, or cause to be kept, full and accurate records of all transactions of the Company in accordance with sound accounting principles consistently applied.

7.3 Financial Books and Records. All books of account shall, at all times, be maintained in the principal office of the Company or at such other location as specified by the Members so long such location is within Puerto Rico. Each member, or the Member’s designee, shall have full access to the financial books and records. Each member shall have the right to audit the financial books twice yearly.

7.4 Tax Matters Member. The Members shall appoint a Member to serve as the Tax Matters Member of the Company who shall have the duties and authority of a Tax Matters Partner as specified in the Code, as amended, and the regulations promulgated thereunder. The initial Tax Matters Member shall be Justin Schreiber.

Article 8
MISCELLANEOUS

8.1 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including email or other written electronic communication) and shall be deemed to have been duly given and made upon being delivered to the recipient party by email (with confirmation of receipt and opening), recognized courier service, fax transmission (with confirmation of receipt) for those parties having a fax number listed below or by registered or certified mail (postage prepaid, return receipt requested), and addressed to the applicable address set forth below or such other address as may be designated in writing hereafter by the recipient party in accordance with this Section 8.1.

8.2 Binding Effect. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Members and, subject to Article 5, its successors and assigns.

8.3 Dispute Resolution; Mediation and Arbitration.

(a) In the event of any dispute arising under or pursuant to this Agreement, the Members agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any arbitration or litigation. If the Members are unable to resolve the dispute within thirty (30) days, then the Members agree to mediate the dispute with a mutually agreed upon mediator in New York. If the Members cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. If the mediation does not resolve the dispute, then Paragraph 8.3(b) shall apply. The Members further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation.

(b) All disputes arising out of or relating to this Agreement which cannot be settled by the parties, other than claims solely for injunctive relief where time is of the essence, shall promptly be submitted to and determined in arbitration in Puerto Rico, pursuant to the commercial rules and regulations then in effect of the American Arbitration Association. The arbitrator(s) shall be elected as follows: in the event the Members agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the Members do not so agree, the Members on each side of the dispute shall select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator. The decision of the arbitrator(s) shall be final and binding upon the parties and judgment upon such decision may be entered in any court of competent jurisdiction.

(c) Discovery shall be allowed pursuant to the United States Federal Rules of Civil Procedure and as the arbitrator(s) determine appropriate under the circumstances.

(c) Such arbitrator(s) shall be required to apply the contractual provisions hereof in deciding any matter submitted to them and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement.

8.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Puerto Rico without reference to conflict of laws principles.

8.5 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

8.6 Amendments. Except as otherwise specifically provided in the foregoing provisions of this Agreement, the provisions of this Agreement may be altered or amended only with the written consent of a majority of the vote of the Members.

8.7 Gender and Number. As used in this Agreement, the masculine gender shall include the feminine and neuter, and the singular shall include the plural, and vice versa.

8.8 Counterparts; Facsimile Signature. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart. This Agreement may be executed via facsimile or electronic signature, and each such facsimile copy, electronic signature or counterpart shall be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have executed this Operating Agreement as of the date first set forth above.

MEMBERS:

Taggart International Trust
By: Justin Schreiber
Authorized Representative

American Nutra Tech, LLC
By: Stefan Galluppi
Authorized Representative

Conversion Labs, Inc.
By: Justin Schreiber
President & CEO

schedule a

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

IMMUDYNE PR LLC

LISTING OF MEMBERS

As of the date first above written, following is a list of the Members of the Company:

NAME:

Taggart International Trust

Caribe Plaza Building, 8th Floor

53 Palmeras Street

San Juan, Puerto Rico 00901

American Nutra Tech LLC

Caribe Plaza Building, 8th Floor

53 Palmeras Street

San Juan, Puerto Rico 00901

Immudyne, Inc.

Address: 50 Spring Meadow Road

Mt. Kisco, NY 10549

A-1

SCHEDULE B

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

IMMUDYNE PR LLC

CAPITAL CONTRIBUTIONS

Members	Capital Contribution	Equity Percentage	Voting Percentage	Membership Units
Taggart International Trust	$30,000	11.3333%	11.3333%	1 Class A Common Unit
American Nutra Tech LLC	$30,000	10.5%	10.5%	1 Class B Common Unit
Conversion Labs, Inc.	$30,000	78.1667%	78.1667%	1 Class C Common Unit

B-1

SCHEDULE C

PREFERRED EQUITY RIDER

TO

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

IMMUDYNE PR LLC

THIS PREFERRED EQUITY RIDER TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF IMMUDYNE PR LLC (the “Preferred Equity Rider”) is entered into and effective as of July 23, 2018 by and among those “Preferred Equity Members” whose signature appear on the signature page hereof and IMMUDYNE PR LLC (the “Company”), a limited liability company organized and existing under the laws of the Commonwealth of Puerto Rico.

WITNESSETH:

WHEREAS, the Amended and Restated Limited Liability Company Agreement of the Company dated as of July 23, 2018 (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “Operating Agreement”; capitalized terms used herein but not otherwise defined shall have the definitions set forth in the Operating Agreement) authorizes the issuance by the Company and the granting of the Preferred Equity Interest to the Preferred Equity Members in consideration of services rendered to or for the benefit of the Company;

WHEREAS, the Operating Agreement provides that the rights, limitations, and restrictions of the Preferred Equity Interest, together with the rights and duties of the Preferred Equity Members, shall be set forth and determined in this Preferred Equity Rider; and

WHEREAS, by executing this Preferred Equity Rider, the Preferred Equity Members shall subscribe for the Preferred Equity Interest and shall agree to be bound by all of the terms and conditions set forth in the Operating Agreement (as applicable) and this Preferred Equity Rider.

NOW, THEREFORE, in consideration of these premises and the covenants and agreements set forth in this Preferred Equity Rider, the Company and the Preferred Equity Members agree as follows:

Section 1. Grant of Preferred Equity Interest.

(a) Pursuant to the Operating Agreement and subject to the terms, conditions, limitations and restrictions set forth herein, the Company hereby allocates to the Preferred Equity Member one (1) Preferred Equity Unit as a preferred non-voting equity interest in the Company in consideration of services rendered to or for the benefit of the Company.

(b) The Preferred Equity Unit shall be fully vested and non-assessable and shall be registered in the name of the Preferred Equity Member on the books of the Company. The Preferred Equity Member shall not be required to make any contribution to the Company in exchange for the Preferred Equity Unit.

(c) The Preferred Equity Unit herein granted will have only those rights, restrictions and limitations as set forth herein. The parties hereto agree and acknowledge that the Company shall have the right to redeem the Preferred Equity Unit owned by the Preferred Equity Member at any time by paying to Preferred Equity Member a redemption price equal to the then accrued and unpaid Preferred Equity Distribution, if any.

(d) The Preferred Equity Member hereby agrees and acknowledges that the Preferred Equity Unit has been transferred to him based upon its relationship with the Company as its employee, officer or service provider. As a result, the Preferred Equity Member shall have no right to transfer the Preferred Equity Unit, either voluntarily or involuntarily, including but not limited to divorce, death or disability, or encumber or assign such Preferred Equity Unit to anyone else, and shall only have the right to retain these Preferred Equity Unit for as long as it is an employee, officer or other service provider of the Company.

(e) (i) Termination. Upon termination of the Preferred Equity Member’s employment or appointment with the Company for any reason, title to and ownership of the Preferred Equity Unit shall immediately and automatically revert back to the Company and the Preferred Equity Member shall be entitled to receive payment for such Preferred Equity Unit in an amount equal to the then accrued and unpaid Preferred Distribution, if any. Preferred Equity Member shall not be entitled to any Preferred Equity Distribution with respect thereto following the termination.

(ii) Death or Disability. If Preferred Equity Member’s employment or appointment with the Company ceases due to Preferred Equity Member’s death or disability, then the Preferred Equity Unit shall automatically revert to the Company and Preferred Equity Member (or Preferred Equity Member’s heirs in the event of Preferred Equity Member’s death) shall be entitled to receive payment for the Preferred Equity Unit in an amount equal to the then accrued and unpaid Preferred Equity Distribution, if any.

(iii) Divorce. In the event of Preferred Equity Member’s divorce, the Preferred Equity Unit shall automatically revert to the Company and Preferred Equity Member shall be entitled to receive a payment in the amount equal to the then accrued and unpaid Preferred Equity Distribution, if any. Preferred Equity Member’s spouse will at no time acquire any interest in the Preferred Equity Unit. Preferred Equity Member and his or her spouse shall indemnify the Company for any costs, losses or expenses that the Company may incur in connection with Preferred Equity Member’s failure to deliver the Preferred Equity Unit to the Company after Preferred Equity Member’s divorce.

Section 2. Restrictions on Preferred Equity Interest; Preferred Equity Distribution.

(a) Restrictions on Preferred Equity Interest. The restrictions to which the Preferred Equity Interest shall be subject are:

(i) Preferred Equity Member and the Preferred Equity Unit will not have the right to vote and will not be counted in any decision that requires the vote of the Members for its approval. Preferred Equity Units will not bestow to the Preferred Equity Member any right to participate in the decisions or management of the Company. Preferred Equity Units will not bestow to the Preferred Equity Member any right to access the books and financial information of the Company.

(ii) Preferred Equity Units shall not have the right to participate in any liquidation of assets upon the dissolution of the Company.

(iii) None of such Preferred Equity Interest shall be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of. If any attempt is made to sell, exchange, transfer, pledge, hypothecate, or otherwise dispose of any Preferred Equity Units held by the Preferred Equity Members, the Preferred Equity Interests that are the subject of such attempted disposition will be deemed forfeited by the Preferred Equity Member as of the date of such action, and the Company will repurchase them as described in Section 1(c) of this Preferred Equity Rider. Accordingly, any transfer, encumbrance or other disposition of the Preferred Equity Interest in violation of this Section 2(a)(iii) shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Preferred Equity Interest or Units.

(iv) The restrictions set forth in this Preferred Equity Rider and the Operating Agreement, with respect to the Preferred Equity Units, will not lapse. These restrictions will remain in effect until the Preferred Equity Units are forfeited by the Preferred Equity Member or bought back by the Company.

(b) Preferred Equity Interests Not Securities. The Preferred Equity Interests of the Preferred Equity Members in the Company and their Preferred Equity Units shall not constitute a “security” within the meaning of Article 8 of the Uniform Commercial Code, as in effect from time to time in each applicable jurisdiction (the “UCC”) and shall not be deemed a “security” for any purpose whatsoever of Article 8 or Article 9 of the UCC.

(c) Preferred Equity Distribution. (i) The Preferred Equity Members shall be entitled to receive, when, as and if declared by the Members in accordance with Section 3.1 of the Operating Agreement, Qualifying Cash available therefor, the Preferred Equity Distribution.

(ii) The “Preferred Equity Distribution” shall be a dividend on the Preferred Equity Unit, which shall accrue monthly in an amount equal to the lesser of 100% of the Qualifying Cash available for distribution during any month and $6,000.00. All dividends will be cumulative and accrue, whether or not declared, during the period contemplated in Section 3.1 of the Operating Agreement.

(iv) For the avoidance of doubt, no Preferred Equity Distribution payments, including, without limitation, payments of any previously declared Preferred Equity Distributions related to the Preferred Equity Unit, will be made to any Preferred Equity Member after termination of employment or appointment within the Company or forfeiture for any other reason of such Preferred Equity Units.

Section 3. Right to Terminate Employment. No provision of this Preferred Equity Rider shall limit in any way whatsoever any right that the Company may otherwise have to terminate the employment or appointment of the Preferred Equity Member at any time.

Section 4. Withholding Taxes. The Company shall comply with the withholding requirements of any federal, state, local or foreign tax laws applicable to any Preferred Equity Distributions made out of available funds, as defined in and in pursuance with the Operating Agreement. Unless otherwise exempt, Preferred Equity Distributions will be subject to Puerto Rico taxes which will be withheld at source by the Company and deposited with the Puerto Rico Department of Treasury. The Company will make the appropriate allocation of this Puerto Rico income tax withholding and will provide the necessary information to the Preferred Equity Member with respect to this Puerto Rico income tax withholding. The Company shall be required to report the payments of Preferred Equity Distributions to the Puerto Rico Department of Treasury and to the individual, on those forms, on the date and in such manner as the Puerto Rico Department of Treasury may prescribe by regulation, circular letter or other administrative determination or communication of a general character.

Section 5. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws, as applicable; provided, however, that notwithstanding any other provision of this Preferred Equity Rider, the Company shall not be obligated to issue any restricted or non-restricted Preferred Equity Unit or other limited liability company interests in the Company pursuant to this Preferred Equity Rider if the issuance thereof would result in a violation of any such law.

Section 6. Communications. All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by the Preferred Equity Rider shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, as provided in the Operating Agreement and addressed to the parties as follows:

If to the Company, at: 53 Calle Las Palmeras, Suite 802, San Juan PR 00901

If to the Preferred Equity Member, at: 1213 Calle Luchetti, Apt. 6, San Juan, PR 00907

Either the Company or Preferred Equity Member may change the above designated address by written notice to the other specifying such new address.

Section 7. Amendment. This Preferred Equity Rider may be amended, in whole or in part, at any time, in the sole discretion of the Company, provided that such amendment will not adversely affect the rights or obligations with respect to Preferred Equity Interest contemplated herein.

Section 8. Integration. The Preferred Equity Unit is granted pursuant to the Operating Agreement and this Preferred Equity Rider. As such, this Preferred Equity Rider and the Operating Agreement of the Company embody the entire agreement and understanding of the parties hereto with respect to the Preferred Equity Interest and Preferred Equity Unit, and supersede any prior understandings or agreements, whether written or oral, with respect to the Preferred Equity Interest and Preferred Equity Unit.

Section 9. No Third Party Beneficiary. This Preferred Equity Rider is not intended to confer any rights or benefits on any Persons other than the Company and the Preferred Equity Member.

Section 10. Counterparts. This Preferred Equity Rider may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 11. Severance. In the event that one or more of the provisions of this Preferred Equity Rider shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof and the remaining provisions hereof shall continue to be valid and fully enforceable.

Section 12. Governing Law. This agreement is made under, and shall be construed in accordance with, the laws of the Commonwealth of Puerto Rico.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed by the Company on the day and year first above written.

IMMUDYNE PR LLC

By:	/s/ Justin Schreiber
Name:	Justin Schreiber
Title:	President

The undersigned Preferred Equity Member hereby accepts the Preferred Equity Unit subject to the applicable terms and conditions of the Preferred Equity Ride and the Operating Agreement, which he acknowledges to have read and understood, and the terms and conditions hereinabove set forth on the day and year first above written.

SEAN FITZPATRICK

SCHEDULE D

1. President. The President shall preside at all meetings of the Members, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Members are carried into effect. The President shall perform such other duties as may be assigned or delegated by the Members. The President may execute contracts required to be signed by the Company, so long as the Chief Executive Officer and Chief Operating Officer approve such contract.

2. Chief Executive Officer. Oversee, manage and supervise all activities related to operation of the business, including the authority to make any and all decisions with respect to the Company.

3. Chief Operating Officer. Oversee contractual commitments and the financial affairs of the Company, including overseeing delivery on the Strategic Additives supplied by Immudyne to the Company.

D-1